Exhibit 99.1

ONE LIBERTY PROPERTIES, INC.
60 Cutter Mill Road
Suite 303
Great Neck, New York 11021
Telephone (516) 466-3100
Telecopier (516) 466-3132
www.onelibertyproperties.com

ONE LIBERTY PROPERTIES, INC.
ANNOUNCES RESULTS OF OPERATIONS
FOR THE QUARTER AND SIX MONTHS ENDED JUNE 30, 2008

Great Neck, New York - August 8, 2008 - One Liberty Properties, Inc. (NYSE: OLP) today announced that for the three months ended June 30, 2008 it had rental income of $9,686,000 and net income of $3,246,000, or $.32 per share. Net income for the three months ended June 30, 2008 includes gain on sale of excess unimproved land of $1,830,000, or $.18 per share. This compares with rental income, net income and net income per share of $9,642,000, $2,532,000 and $.25 per share, respectively, for the three months ended June 30, 2007. The weighted average number of common shares outstanding is 10,219,000 and 10,055,000 for the three months ended June 30, 2008 and 2007, respectively.

One Liberty also reported rental income of $19,438,000 and net income of $6,025,000, or $.59 per share for the six months ended June 30, 2008. Net income for the six months ended June 30, 2008 includes gain on sale of excess unimproved land of $1,830,000, or $.18 per share. This compares with rental income, net income and net income per share of $19,235,000, $5,678,000, or $.57 per share, for the six months ended June 30, 2007. The weighted average number of common shares outstanding was 10,185,000 and 10,028,000 for the six months ended June 30, 2008 and 2007, respectively.

Funds from operations (FFO) for the three months ended June 30, 2008 was $5,616,000 ($.55 per share) compared to $4,716,000 ($.47 per share) for the three months ended June 30, 2007, and FFO for the six months ended June 30, 2008 was $10,245,000 ($1.00 per share) compared to $9,464,000 ($.94 per share) for the six months ended June 30, 2007. Funds from operations, calculated in accordance with the NAREIT definition, adds back to net income depreciation of properties, One Liberty’s share of depreciation of its unconsolidated joint ventures and amortization of capitalized leasing expenses, and deducts from net income gain on sale of real estate, including One Liberty’s share of gain on disposition of real estate of consolidated joint ventures. See the table below for reconciliation of FFO information with GAAP financial information.

Commenting on the rental income, Patrick J. Callan, Jr., President and Chief Executive Officer of the company, noted that rental increases in both the three and six months ended June 30, 2008 were offset by a $178,000 write-off of the balance of the unbilled rent receivable on a single tenanted retail property. Without taking into account the $178,000 write-off, rental income increased by 2.3% three months over three months and 2% six months over six months, due to the acquisition of three properties to date in 2008, and additional rental income at existing properties.

Operating expenses, which includes, among other items, depreciation and amortization, general and administrative expenses and an impairment charge, increased by 24.3% three months over three months and 9.8% six months over six months. The principal reason for the increase in operating expenses in both current periods, as compared to comparable periods in 2007, is a $752,000 impairment charge taken at June 30, 2008 with respect to a single tenanted retail property (for which the write off of the unbilled rent receivable was taken), applicable to both the current three and six month periods. Mr. Callan noted that the tenant at this property had vacated the property and, although the tenant has remained current in its rent payments, management evaluated the market in the geographic area in which this property is located and, based on current market rentals in the area, determined that a provision is appropriate. Depreciation and amortization expense increased in the current three month and six month periods due to depreciation taken on properties acquired in 2008 and “catch up” depreciation from August 2007 through June 2008 on a property no longer held for sale. General and administrative expenses increased by .8 of 1% for the three months ended June 30, 2008, as compared to the three months ended June 30, 2007, and decreased by 2.6% for the six months ended June 30, 2008, as compared to the six months ended June 30, 2007. There was a decrease in many general and administrative expenses in both current periods, including a decrease in the fee paid under the compensation and services agreement, directors’ fees, travel expenses and state taxes. In the six month period ending June 30, 2007, the company paid fees to a compensation consultant, with no comparable expense in the 2008 six month period, an additional explanation of the decrease in G&A in the six months ended June 30, 2008 as compared to the six months ended June 30, 2007. The decreases in general and administrative expenses were offset in both current periods by increases in payroll and payroll related expenses resulting from annual salary increases for full-time personnel and in legal expenses, primarily legal expenses incurred in separate litigations by the company against an insurance company (which provided the company with fidelity insurance) and the company’s former president and chief executive officer, for losses sustained as a result of the former president’s actions.

In the six months ended June 30, 2008, the company recognized a gain of $297,000 ($.03 per share) on the disposition of real estate by an unconsolidated joint venture, compared to a gain of $583,000 ($.06 per share) on the disposition of real estate by an unconsolidated joint venture in the six months ended June 30, 2007. In the three and six months ended June 30, 2008, the company recognized a gain of $1,830,000 ($.18 per share) on the sale of a five acre excess parcel of unimproved land adjacent to an existing flex facility owned by the company. The sale of the excess land has no affect on the rent payable by the tenant of the adjacent existing flex facility.

Interest and other income decreased by 74% and 68% for the three and six months ended June 30, 2008, respectively, due primarily to a decrease in interest rates on the company’s investment in short-term cash equivalents. In addition, there was less cash available for investment due to a special dividend of $6,700,000 paid to shareholders in October 2007.

One Liberty Properties is a real estate investment trust and invests primarily in improved commercial real estate under long term net lease.

Certain information contained in this press release, together with other statements and information publicly disseminated by One Liberty Properties, Inc. is forward looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. We intend such forward looking statements to be covered by the safe harbor provision for forward looking statements contained in the Private Securities Litigation Reform Act of 1995 and include this statement for the purpose of complying with these safe harbor provisions. Information regarding certain important factors that could cause actual outcomes or other events to differ materially from any such forward looking statements appear in the Company's Form 10-K for the year ended December 31, 2007. You should not rely on forward looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could materially affect actual results, performance or achievements.

Contact:	Simeon Brinberg
(516) 466-3100

ONE LIBERTY PROPERTIES, INC. (NYSE: OLP)
(Amounts in Thousands, Except Per Share Data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Revenues:
Rental income - Note 1	$9,686	$9,642	$19,438	$19,235

Operating expenses:
Depreciation and amortization	2,275	2,086	4,326	4,173
General and administrative	1,601	1,588	3,198	3,284
Impairment charge	752	-	752	-
Federal excise tax	(11)	14	-	50
Real estate expenses	61	59	121	130
Leasehold rent	77	77	154	154
Total operating expenses	4,755	3,824	8,551	7,791

Operating income	4,931	5,818	10,887	11,444

Other income and expenses:
Equity in earnings of unconsolidated
joint ventures	152	149	297	293
Gain on dispositions of real estate of
unconsolidated joint ventures	-	-	297	583
Gain on sale of excess unimproved land	1,830	-	1,830	-
Interest and other income	121	461	331	1,045
Interest:
Expense	(3,632)	(3,733)	(7,303)	(7,468)
Amortization of deferred financing costs	(156)	(159)	(314)	(320)
Income from continuing operations	3,246	2,536	6,025	5,577

(Loss) income from discontinued operations	-	(4)	-	101
Net income	$3,246	$2,532	$6,025	$5,678

Net income per common share basic and diluted:
Income from continuing operations	$.32	$.25	$.59	$.56
Income from discontinued operations	-	-	-	.01
Net income per common share	$.32	$.25	$.59	$.57

Funds from operations - Note 2	$5,616	$4,716	$10,245	$9,464

Funds from operations per common share -
basic and diluted - Note 3	$.55	$.47	$1.00	$.94

Weighted average number of common shares
outstanding - basic and diluted	10,219	10,055	10,185	10,028

Note 1 - Rental income includes straight line rent accruals and amortization of lease intangibles of $581 and $193 for the six and three months ended June 30, 2008 and $1,351 and $668 for the six and three months ended June 30, 2007, respectively.

Note 2 - Funds from operations is summarized in the following table:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Net income	$3,246	$2,532	$6,025	$5,678
Add: depreciation of properties	2,275	2,086	4,326	4,173
Add: our share of depreciation in
unconsolidated joint ventures	80	83	160	165
Add: amortization of capitalized leasing
expenses	15	15	31	31
Deduct: our share of net gain on sale
in unconsolidated joint ventures	-	-	(297)	(583)
Funds from operations (a)	$5,616	$4,716	$10,245	$9,464

Note 3 - Funds from operations per common share is summarized in the following table:

Net income	$.32	$.25	$.59	$.57
Add: depreciation of properties	.22	.21	.42	.41
Add: our share of depreciation in
unconsolidated joint ventures	.01	.01	.02	.02
Add: amortization of capitalized leasing
expenses	-	-	-	-
Deduct: our share of net gain on sale
in unconsolidated joint ventures	-	-	(.03)	(.06)
Funds from operations per common share (a)	$.55	$.47	$1.00	.94

(a)  We believe that FFO is a useful and a standard supplemental measure of the operating performance for equity REITs and is used frequently by securities analysts, investors and other interested parties in evaluating equity REITs, many of which present FFO when reporting their operating results. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate assets, which assures that the value of real estate assets diminish predictability over time. In fact, real estate values have historically risen and fallen with market conditions. As a result, we believe that FFO provides a performance measure that when compared year over year, should reflect the impact on operations from trends in occupancy rates, rental rates, operating costs, interest costs and other matters without the inclusion of depreciation and amortization, providing a perspective that may not be necessarily apparent from net income. We also consider FFO to be useful to us in evaluating potential property acquisitions.

FFO does not represent net income or cash flows from operations as defined by GAAP. You should not consider FFO to be an alternative to net income as a reliable measure of our operating performance; nor should you consider FFO to be an alternative to cash flows from operating, investing or financing activities (as defined by GAAP) as measures of liquidity.

FFO does not measure whether cash flow is sufficient to fund all of our cash needs, including principal amortization, capital improvements and distributions to stockholders. FFO does not represent cash flows from operating, investing or financing activities as defined by GAAP.

ONE LIBERTY PROPERTIES, INC.
CONDENSED BALANCE SHEETS
(Amounts in Thousands)

	June 30,	December 31,
	2008	2007
ASSETS
Real estate investments, net	$346,044	$344,042
Investment in unconsolidated joint ventures	5,883	6,570
Cash and cash equivalents	23,258	25,737
Restricted cash	7,788	7,742
Unbilled rent receivable	10,353	9,893
Other assets	10,552	12,650
Total assets	$403,878	$406,634

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Mortgages and loan payable	$220,309	$222,035
Other liabilities	13,155	13,360
Total liabilities	233,464	235,395

Stockholders’ Equity	170,414	171,239
Total liabilities and stockholders’ equity	$403,878	$406,634